Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Karat Packaging Inc.

Chino, California

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 30, 2021, relating to the consolidated financial statements of Karat Packaging Inc., which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Los Angeles, California

March 30, 2021